UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 20, 2006
Carmike Cinemas, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127
(State or Other	(Commission	(IRS Employer
Jurisdiction	File Number)	Identification Number)
of Incorporation)

1301 First Avenue, Columbus, Georgia	31901
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (706) 576-3400
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Indemnification Agreement
     On October 20, 2006, Carmike Cinemas, Inc. (the “Company”) entered into an Indemnification Agreement (the “Indemnification Agreement”) on its standard form for such agreements with its newly elected director, Kevin D. Katari. Mr. Katari was elected to the Board of Directors by the Company’s stockholders at the 2006 Annual Meeting of Stockholders on October 20, 2006.
     Under the Indemnification Agreement, the Company agreed to indemnify Mr. Katari against liability, subject to certain limitations, arising out of his performance of his duties to the Company. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Company’s certificate of incorporation, by-laws and applicable law. Among other things, the Indemnification Agreement provides indemnification for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding, including any action by or in the right of the Company, arising out of his service to the Company or to any other entity to which he provides services at the Company’s request. Further, the Company agrees to advance expenses, subject to certain limitations, he may spend as a result of any proceeding against him as to which he could be indemnified.
     The foregoing description of the Indemnification Agreement is a general description only and is qualified it its entirety by reference to the Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Indemnification Agreement, effective as of October 20, 2006, by and between Carmike Cinemas, Inc. and Kevin D. Katari.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.
Date: October 25, 2006	By:	/s/ Lee Champion
Lee Champion
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Indemnification Agreement, effective as of October 20, 2006, by and between Carmike Cinemas, Inc. and Kevin D. Katari.